CONTACT:     John Lord or Gail Campbell Woolley
             (703) 846-2500


               MOBIL CORPORATION THIRD QUARTER EARNINGS


Fairfax, VA, October 23, 1995 -- Mobil Corporation today announced estimated third quarter operating income of $744 million, up $216 million, or 41%, from the comparable quarter last year. Net special benefits of $42 million, the result of a favorable litigation settlement partly offset by a charge for writedown of certain marketing assets in Australia, increased third quarter 1995 reported net income to $786 million. Last year's third quarter reported net income of $503 million included special charges of $25 million for asset rationalization and restructuring in International E&P. Estimated reported earnings per common share for the third quarter of 1995 were $1.95 compared with $1.23 for the third quarter of 1994. For the nine months ended September 30, 1995, Mobil's operating income was $2,086 million, up $510 million, or 32%, from the comparable period of 1994.


Commenting on third quarter operating income compared with the same quarter last year, Chairman Lucio A. Noto said, This quarters strong improvement resulted from significantly higher income in both the downstream petroleum and chemical sectors. Despite somewhat weaker industry refining margins in most enclaves, income in both the U.S. and International Marketing and Refining increased substantially, reflecting a combination of excellent operating performance, lower expenses, and higher lube income. In the U.S., seasonally high gasoline demand in the third quarter, which favors our businesses, contributed to income.
Chemical continued to benefit from improved petrochemical industry conditions, although we saw some slippage as the quarter progressed. Chemical income also reflected better operating performance, including lower costs following last year's restructuring. Exploration and Producing income held steady, as lower exploration expenses offset lower volumes and significantly lower natural gas prices in North America and the United Kingdom.

Mr. Noto continued, "Throughout the company, we are striving to increase shareholder value by getting more from our existing assets and by making investments for growth. This quarter, controllable cash operating expenses were down more than $100 million pre-tax from last year's comparable quarter, reflecting the benefits of ongoing restructuring and cost reduction programs. This quarter does not include any significant benefits from the major worldwide staff support services restructuring program announced last quarter. We expect to begin seeing these benefits early in 1996.
                               - more -

To provide for future growth, we continued to take advantage of attractive opportunities. Since the beginning of the third quarter, we announced (1) start of a development plan for the Zafiro area offshore Equatorial Guinea; (2) new deep-water production from Garden Banks Block 388, and streaming of a new, deeper reservoir in the Eugene Island 240 field, both in the Gulf of Mexico;
and (3)
development of new paraxylene manufacturing technologies which will provide significant cost advantages, complementing our capacity expansions and supporting our long-term objective of becoming the worlds leading paraxylene marketer. Also, consistent with our strategy of selling businesses that are worth more to others, we announced an agreement to sell Mobil Chemicals Plastics Division for $1.27 billion. This sale, which is expected to be completed in the fourth quarter, will provide cash to fund growth opportunities in our core businesses, which could include acquisitions.

Mr. Noto concluded, "Market fundamentals in both petroleum and chemicals continue to be uncertain and volatile and are likely to remain so in the near term. Therefore, to better cope with these industry conditions, we continue to take steps to improve productivity, reduce costs, and invest for growth.

       COMPARISON OF THIRD QUARTER 1995 WITH THIRD QUARTER 1994

The following comments address operating income of the major business segments during the third quarter of 1995, compared with the same quarter of 1994:

 .   Exploration and Producing income of $302 million was $7 million lower.   In
    the United States, income was $46 million, down $46 million. Significantly lower natural gas prices and lower volumes, in part due to weather disturbances in the Gulf of Mexico and natural field declines, were partly offset by lower exploration expense.

    International income was $256 million, up $39 million. Lower exploration expenses and higher natural gas sales were partially offset by lower natural gas prices in Canada and the United Kingdom and by lower crude oil prices.

 .   Marketing and Refining income of $377 million was $143 million higher.
    Income in the United States was $148 million, up $64 million, reflecting lower expenses, driven by ongoing business initiatives, higher fuels sales volumes, and increased lube income. In addition, income was helped by strong operating performance, high refinery throughput, and record gasoline production.

                               - more -

    International income was $229 million, up $79 million. Income benefitted from ongoing business initiatives, primarily expense savings in Europe and Australia, and from the increased contribution from the Singapore refinery upgrade. These improvements more than offset generally weaker refining margins in most enclaves and lower marketing margins in Japan.

 .   Chemical income of $179 million was up $119 million, reflecting better worldwide margins on polyethylene resin, as well as on paraxylene from the Singapore petrochemicals complex. Ongoing business initiatives and benefits from restructuring also contributed to the improvement.

 .   Corporate and Other expense of $37 million was $25 million higher, mainly due to costs associated with the design and implementation of our worldwide staff support services organization.

 .   Net Financing Expense of $77 million was $14 million higher, principally reflecting higher average effective interest rates.

         COMPARISON OF NINE MONTHS 1995 WITH NINE MONTHS 1994

Mobil's estimated 1995 year-to-date operating income was $2,086 million, up $510 million, or 32%, from the comparable period last year. Year-to-date 1995 net income included net special charges of $485 million, primarily for the realignment of worldwide staff support services and restructuring of marketing and refining operations in the United States and Europe. Net special charges in the comparable period of 1994 were $340 million, primarily for North American property writedowns and Chemical restructuring. Including special charges, reported net income for the first nine months of 1995 was $1,601 million, compared with $1,236 million for the same period of 1994 (excluding from last year the $680 million non-cash charge for the change in accounting principle related to inventories).

The $510 million increase in operating income reflected improvements in all three core business segments, especially in Chemical, where income has benefitted from significantly higher worldwide petrochemical margins, as well as from business initiatives. In Marketing and Refining, lower expenses, higher volumes, better refinery performance, and higher lube income more than offset significantly lower worldwide industry refining margins. In Exploration and Producing, higher worldwide crude oil prices and lower exploration expenses more than offset lower

                               - more -
natural gas prices. In addition, production volumes were down about 50 TBDOE, reflecting, in part, adverse weather conditions in the Gulf of Mexico and operational interruptions in Nigeria. Net Financing Expense increased as a result of higher average effective interest rates and the absence of certain favorable non-recurring items reported in last year's results.

Capital and Exploration Expenditures for the third quarter of 1995 were estimated at $1,119 million, an increase of $118 million from the comparable period last year. For the first nine months of 1995, worldwide capital and exploration expenditures were estimated at $2,897 million, compared with $2,666 million for the year-earlier period.

Mobil's estimated Return on Average Shareholders' Equity for the twelve months ended September 30, 1995, was 12.2%, compared with 10.4% for calendar year 1994 (excluding the cumulative effect of the change in accounting principle). Estimated Return on Average Capital Employed for the twelve months ended September 30, 1995, was 9.6%, compared with 8.4% for calendar year 1994 (excluding the cumulative effect of the change in accounting principle).

Mobil's estimated Debt to Capitalization Ratio was 30% at September 30, 1995 and 31% at December 31, 1994.

Common Stock Dividends were $.925 per share in the third quarter of 1995 and $2.70 per share for the first nine months of 1995, up 7.5 cents and 15 cents, respectively, from the comparable periods last year.



                                                                 Table 1
                           MOBIL CORPORATION

                                Third Quarter            Nine Months
                           ----------------------  ----------------------
                            1994    1995    Incr/   1994    1995    Incr/
INCOME  ($MM)               Act     Est    (Decr)   Act     Est    (Decr)
                           ------  ------  ------  ------  ------  ------
Petroleum Operations
  E&P: United States          92      46     (46)    105     185      80
       International         192     256      64     664     792     128
                           ------  ------  ------  ------  ------  ------
  Total E&P                  284     302      18     769     977     208

  M&R: United States          84     148      64     184     131     (53)
       International         150     200      50     475     231    (244)
                           ------  ------  ------  ------  ------  ------
  Total M&R                  234     348     114     659     362    (297)
                           ------  ------  ------  ------  ------  ------
Total Petroleum              518     650     132   1,428   1,339     (89)

Chemical                      60     179     119      (1)    523     524
Corporate and Other (a)      (12)     34      46     (36)    (46)    (10)
Net Financing Expense        (63)    (77)    (14)   (155)   (215)    (60)
                           ------  ------  ------  ------  ------  ------
Income Before Change in
  Accounting Principle       503     786     283   1,236   1,601     365

Change in Accounting
  Principle (b)                -       -       -    (680)      -     680
                           ------  ------  ------  ------  ------  ------
Net Income                   503     786     283     556   1,601   1,045
==========                 ======  ======  ======  ======  ======  ======

COMMON SHARES OUTSTANDING (MM)
  Average                  398.1   395.5    (2.6)  398.3   395.7    (2.6)
  End of Period              ...     ...      ...  397.5   395.2    (2.3)

EARNINGS PER COMMON SHARE
 BASED ON ($) (c)
  Before Chg in Accounting
     Principle              1.23    1.95    0.72    3.00    3.94    0.94
  Net Income                1.23    1.95    0.72    1.29    3.94    2.65

DIVIDENDS
  Common Stock
    Total Paid ($MM)         339     366      27   1,016   1,069      53
    Per Share ($)           0.85   0.925   0.075    2.55    2.70    0.15

  Preferred Stock ($MM)       14      14       -      43      42      (1)

(a) Includes the results of Real Estate operations, Mining and Minerals, administrative expenses, and other corporate items.

(b) Reflects the cumulative impact of the change in the method of applying the lower of cost or market test for crude oil and product inventories, recognized January 1, 1994.
(c) The earnings per common share calculation is based on income, less preferred stock dividend requirements, divided by the weighted average number of common shares outstanding.

                                                                   Table 2

                             MOBIL CORPORATION


                           1994 by Quarter and Year            1995
INCOME ADJUSTED FOR     ------------------------------  ------------------
 SPECIAL ITEMS ($MM)      1Q    2Q    3Q    4Q   Year     1Q    2Q  3Q Est
                        ----- ----- ----- ----- ------  ----- ----- ------
Petroleum Operations
  E&P:  United States     77    79    92    58    306     82   109     46
        International    258   256   217   287  1,018    295   266    256
                        ----- ----- ----- ----- ------  ----- ----- ------
  Total E&P              335   335   309   345  1,324    377   375    302

  M&R:  United States     61    74    84    54    273      -    87    148
        International    175   150   150   216    691    146   153    229
                        ----- ----- ----- ----- ------  ----- ----- ------
  Total M&R              236   224   234   270    964    146   240    377
                        ----- ----- ----- ----- ------  ----- ----- ------
Total Petroleum          571   559   543   615  2,288    523   615    679

Chemical                  15    39    60   110    224    174   186    179
Corporate and Other (a)  (13)  (31)  (12)  (16)   (72)     4   (22)   (37)
Net Financing Expense    (38)  (54)  (63)  (54)  (209)   (65)  (73)   (77)
                        ----- ----- ----- ----- ------  ----- ----- ------
Oper. Income Bef. Special
  Items and Change in
  Accounting Principle   535   513   528   655  2,231    636   706    744

Special Items              -  (315)  (25) (132)  (472)     -  (527)    42

Change in Accounting
  Principle (b)         (680)    -     -     -   (680)     -     -      -
                        ----- ----- ----- ----- ------  ----- ----- ------
Net Income              (145)  198   503   523  1,079    636   179    786
==========              ===== ===== ===== ===== ======  ===== ===== ======

EARNINGS PER COMMON SHARE
 BASED ON:  ($) (c)
  Oper. Income Bef. Special
    Items and Change in
    Accounting
    Principle           1.31  1.25  1.29  1.61   5.46   1.57  1.75   1.85

  Net Income            (.40) 0.46  1.23  1.28   2.57   1.57  0.42   1.95


(a) Includes the results of Real Estate operations, Mining and Minerals, administrative expenses, and other corporate items.
(b) Reflects the cumulative impact of the change in the method of applying the lower of cost or market test for crude oil and product inventories recognized January 1, 1994.
(c) The earnings per common share calculation is based on income, less preferred stock dividend requirements, divided by the weighted average number of common shares outstanding.

                                                                      Table 3

                              MOBIL CORPORATION

                            1994 by Quarter and Year              1995
SPECIAL ITEMS            ------------------------------  ---------------------
  AFFECTING INCOME ($MM)  1Q    2Q    3Q   4Q    Year     1Q    2Q      3Q Est
                         ----- ----- ---- ----- -------  ----  -----    ------
E&P United States
  Asset Sales               -     -    -   (21)    (21)    -    (22)        -
  Property Writedowns       -  (143)   -   (17)   (160)    -      -         -
  Restructuring             -     -    -     -       -     -    (30) (a)    -

E&P International
  Property Writedowns       -   (42) (16)    -     (58)    -      -         -
  Restructuring             -     -   (9)    -      (9)    -    (25) (a)    -

M&R United States
  Restructuring             -     -    -   (11)    (11)    -   (104) (b)    -
  LIFO/Oth. Inv. Adjustme   -     -    -    14      14     -      -         -
  Property Writedowns       -   (35)   -     -     (35)    -      -         -

M&R International
  Restructuring             -     -    -   (44)    (44)    -   (268) (c)    -
  Property Writedowns       -     -    -     -       -     -      -       (29)

Chemical
  Restructuring             -  (115)   -     -    (115)    -    (16) (a)    -
  Environmental Provision   -     -    -    (7)     (7)    -      -         -

Corp/Other
  Restructuring             -    20    -     -      20     -    (62) (a)    -
  Property Writedowns       -     -    -   (46)    (46)    -      -         -
  Litigation Settlement     -     -    -     -       -     -      -        71
                         ----- ----- ---- ----- -------  ----  -----    ------
Total Specials              -  (315) (25) (132)   (472)    -   (527)       42
Change in Accounting
   Principle             (680)    -    -     -    (680)    -      -         -
                         ----- ----- ---- ----- -------  ----  -----    ------
Total Special/Other Items(680) (315) (25) (132) (1,152)    -   (527)       42
                         ===== ===== ==== ===== =======  ====  =====    ======


(a) Staff redesign project.
(b) Includes $65 million for staff services redesign and $39 million for furth restructuring of marketing and refining operations.
(c) Includes $88 million for staff services redesign and $180 million for Euro refining.

                                                                Table 4

                          MOBIL CORPORATION

                                Third Quarter              Nine Months
                         -------------------------  --------------------------
CAPITAL AND EXPLORATION   1994     1995     Incr/    1994      1995     Incr/
  EXPENDITURES ($MM)       Act      Est    (Decr)     Act       Est    (Decr)
                         -------  -------  -------  -------   -------  -------
Petroleum Operations
  E&P: United States
    Exploration Expenses     40       27      (13)      77        53      (24)
    Other Expenditures      117      279      162      357       524      167
                         -------  -------  -------  -------   -------  -------
    Total E&P--U.S.         157      306      149      434       577      143
  International
    Exploration Expenses    112       75      (37)     265       223      (42)
    Other Expenditures      342      384       42      823     1,044      221
                         -------  -------  -------  -------   -------  -------
    Total E&P--Int'l        454      459        5    1,088     1,267      179
                         -------  -------  -------  -------   -------  -------
  Total E&P                 611      765      154    1,522     1,844      322

  M&R: United States        133       94      (39)     374       333      (41)
       International        183      178       (5)     488       502       14
                         -------  -------  -------  -------   -------  -------
  Total M&R                 316      272      (44)     862       835      (27)
                         -------  -------  -------  -------   -------  -------
Total Petroleum             927    1,037      110    2,384     2,679      295

Chemical                     40       63       23      159       155       (4)
Other                        34       19      (15)     123        63      (60)
                         -------  -------  -------  -------   -------  -------
Total Mobil Corporation   1,001    1,119      118    2,666     2,897      231
                         =======  =======  =======  =======   =======  =======

OTHER FINANCIAL DATA ($MM)
  Total Revenues         16,886   18,637    1,751   48,219    55,113    6,894

  Depreciation, Depletion,
     and Amortization       673      688       15    2,375     2,225     (150)

  Income Taxes              561      616       55    1,505 (a) 1,611      106

AVERAGE U.S. PRICES
  Crude  ($/BBL)          14.38    14.34    (0.04)   12.59     14.72     2.13
  NGL  ($/BBL)            10.55     9.49    (1.06)    9.85      9.94     0.09
  Natural Gas ($/MCF)      1.76     1.45    (0.31)    2.01      1.51    (0.50)

AVERAGE  INT'L. PRICES
  Crude  ($/BBL)          16.78    16.25    (0.53)   15.38     17.01     1.63
  Natural Gas ($/MCF)      2.59     2.44    (0.15)    2.44      2.50     0.06


(a) Excludes income taxes attributable to change in accounting principle related to foreign inventories.

                                                                  Table 5

                            MOBIL CORPORATION

                                 Third Quarter            Nine Months
                            ----------------------  ----------------------
                             1994    1995   Incr/    1994    1995   Incr/
OPERATING HIGHLIGHTS         Act     Est    (Decr)   Act     Est    (Decr)
                            ------  ------  ------  ------  ------  ------
NET PRODUCTION OF LIQUIDS (TBD)

  United States               305     278     (27)    297     285     (12)

  Canada                       52      53       1      56      53      (3)
  Indonesia                    72      82      10      79      77      (2)
  Nigeria                     173     156     (17)    174     149     (25)
  Norway                       93      87      (6)     95      91      (4)
  United Kingdom               61      72      11      68      74       6
  Other                        83      83       -      78      79       1
                            ------  ------  ------  ------  ------  ------
  Total International         534     533      (1)    550     523     (27)
                            ------  ------  ------  ------  ------  ------
  Worldwide                   839     811     (28)    847     808     (39)
                            ======  ======  ======  ======  ======  ======

NET PRODUCTION OF NATURAL GAS (MMCFD)

  United States             1,583   1,417    (166)  1,572   1,479     (93)

  Canada                      454     400     (54)    453     429     (24)
  Germany                     269     323      54     363     409      46
  Indonesia                 1,600   1,538     (62)  1,637   1,559     (78)
  United Kingdom              262     306      44     434     516      82
  Other                       136     110     (26)    149     142      (7)
                            ------  ------  ------  ------  ------  ------
  Total International       2,721   2,677     (44)  3,036   3,055      19
                            ------  ------  ------  ------  ------  ------

  Worldwide                 4,304   4,094    (210)  4,608   4,534     (74)
                            ======  ======  ======  ======  ======  ======
TOTAL NET
  PRODUCTION (TBDOE)        1,604   1,539     (65)  1,666   1,614     (52)
                            ======  ======  ======  ======  ======  ======

NATURAL GAS SALES (MMCFD)
  United States
    Equity                  1,938   1,727    (211)  1,938   1,820    (118)
    Resale                    797   1,685     888     764   1,709     945
                            ------  ------  ------  ------  ------  ------
  Total United States       2,735   3,412     677   2,702   3,529     827
  International             2,542   2,838     296   2,993   3,167     174
                            ------  ------  ------  ------  ------  ------
  Worldwide                 5,277   6,250     973   5,695   6,696   1,001
                            ======  ======  ======  ======  ======  ======

                                                                    Table 6

                              MOBIL CORPORATION

                                   Third Quarter            Nine Months
                              ----------------------  ----------------------
                               1994    1995   Incr/    1994    1995   Incr/
OPERATING HIGHLIGHTS           Act     Est    (Decr)   Act     Est    (Decr)
                              ------  ------  ------  ------  ------  ------
REFINERY RUNS (TBD)
  Runs for and by Mobil
    United States               852     902      50     852     897      45
    Europe                      457     433     (24)    419     428       9
    Pacific Rim                 634     625      (9)    622     654      32
    All Other                   165     159      (6)    165     140     (25)
                              ------  ------  ------  ------  ------  ------
    Total                     2,108   2,119      11   2,058   2,119      61
  Runs for Mobil by Others       16       8      (8)     21       9     (12)
                              ------  ------  ------  ------  ------  ------
  Worldwide Runs for Mobil    2,124   2,127       3   2,079   2,128      49
                              ======  ======  ======  ======  ======  ======

PETROLEUM PRODUCT SALES (TBD)
  United States
    Automotive Gasoline
      Sales to Trade            536     553      17     520     535      15
      Supply/Other Sales        135     247     112     141     210      69
                              ------  ------  ------  ------  ------  ------
    Total Automotive Sales      671     800     129     661     745      84
    Distillates/Jet Fuel        257     280      23     279     306      27
    Other                       198     205       7     193     215      22
                              ------  ------  ------  ------  ------  ------
    Total United States       1,126   1,285     159   1,133   1,266     133

  Europe                        782     793      11     788     779      (9)
  Pacific Rim                   776     777       1     762     794      32
  All Other                     318     340      22     316     312      (4)
                              ------  ------  ------  ------  ------  ------
  Worldwide                   3,002   3,195     193   2,999   3,151     152
                              ======  ======  ======  ======  ======  ======

U.S. CHEMICAL PRODUCTION (MM LBS)
  Polyethylene                  402     420      18   1,280   1,316      36

CHEMICAL SALES BY PRODUCT CATEGORY ($MM)
  Petrochemicals                592     719     127   1,440   2,268     828
  Plastics                      466     524      58   1,348   1,549     201
  Chemical Products              26      27       1      72      86      14
                              ------  ------  ------  ------  ------  ------
    Total                     1,084   1,270     186   2,860   3,903   1,043
                              ======  ======  ======  ======  ======  ======

